Exhibit (a)(2)

State of Delaware Secretary of State Division of Corporations Delivered 03:30 PM 03/11/2026 FILED 03:30 PM 03/11/2026 SR 20261142239 - File Number 10543004	STATE of DELAWARE CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First: The name of the statutory trust (the “Statutory Trust”) is

Alpha Summit Strategic Alternatives Fund

●	Second: The name and address of the Registered Agent in the State of Delaware is

Paracorp Incorporated
2140 S Dupont Highway
Camden, Delaware 19934

●	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

●	Fourth; (Insert any other information the trustees determine to include therein.)

By:	/s/ Amy J. Small
Initial Trustee

Name:	Amy J. Small
Typed or Printed